Exhibit 11
                            TREX MEDICAL CORPORATION

                        Computation of Earnings per Share

                                                          Three Months Ended
                                                      -------------------------
                                                      December 28, December 30,
                                                              1996         1995
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Computation of Primary Earnings per Share:

Net Income (a)                                         $ 3,286,000  $ 1,626,000
                                                       -----------  -----------

Shares:
  Weighted average shares outstanding                   28,625,597   20,843,327

  Add: Shares issuable from assumed exercise of
       options (as determined by the application
       of the treasury stock method)                             -      151,414
                                                       -----------  -----------

  Weighted average shares outstanding,
    as adjusted (b)                                     28,625,597   20,994,741
                                                       -----------  -----------

Primary Earnings per Share (a) / (b)                   $       .11  $       .08
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